Exhibit 10.2

CROSS COUNTRY HEALTHCARE, INC.

October 30, 2015

Mr. Dennis Ducham

Dear Mr. Ducham:

Cross Country Healthcare, Inc., a Delaware corporation (the “Company”), hereby agrees to employ you, and you hereby agree to accept such employment, under the following terms and conditions:

1.   Term of Employment.

(a)  Except for earlier termination as provided in Section 9 below, your employment under this Agreement will be for an initial term commencing on the Effective Date (as hereinafter defined) and terminating on December 31, 2017 (the “Initial Term”).

(b)  The period of time between the Effective Date and the termination of your employment hereunder will be referred to herein as the “Employment Term.”

(c)  For purposes of this Agreement, “Effective Date” shall mean the date of the closing of the transactions contemplated by the Purchase Agreement dated of even date herewith among the Company, you and certain other parties (the “Purchase Agreement”).  If the closing of the transactions contemplated by the Purchase Agreement does not occur, this Agreement shall be null and void and of no force or effect.

2.   Compensation.

(a)  You will be compensated for all services rendered by you under this Agreement at the rate of $250,000 per annum, payable in such manner as is consistent with the Company’s payroll practices for executive employees.  Prior to each anniversary of the Effective Date, the Company’s Board of Directors (the “Board”), or Compensation Committee of the Board (the “Compensation Committee”), will review and consider in its sole discretion whether to increase the base salary payable to you hereunder.  Your annual rate of base salary as determined herein from time to time, is hereinafter referred to as the “Base Salary”.  Your Base Salary may not be reduced during the Initial Term.

(b)  Beginning with calendar year 2016, for each calendar year during the Employment Term, you will be eligible to receive an annual bonus in an amount of up 50% of your Base Salary for the applicable year based on financial and individual targets to be established for each year by the Company’s Chief Executive Officer.  The level of the performance goals achieved and the amount of the bonus will be determined by the Compensation Committee in its sole discretion.  Any bonuses will be paid by the Company no later than March 15 of the year immediately following the applicable bonus period.  You must be employed by the Company or its affiliates on December 31 of the applicable bonus year to earn any part of that year’s bonus.  You will also be eligible to participate in the Company’s Long Term Incentive Plan.  Your actual participation level will be determined annually by the Compensation Committee.

3.   Duties.

(a)  You will serve as the President of the Company’s Mediscan operations (which are comprised of the Mediscan education and healthcare operations), subject to the direction and control of, and reporting to, the Company’s Chief Executive Officer.  Your principal office will be located at the Company’s Mediscan facilities in the Los Angeles, California area.

(b)  You will devote your full business time, energies and attention to the business and affairs of the Company and its subsidiaries, if any.  Notwithstanding the foregoing, subject in each case to the prior approval of the Company’s Chief Executive Officer, you may serve on the board of directors of other companies, engage in charitable endeavors and handle personal business.

(c)  You will, except as otherwise provided herein, be subject to the Company’s rules, practices and policies applicable to the Company’s senior executive employees.

4.   Benefits.  You will be entitled to such benefits, if any, as are generally provided by the Company to its employees, subject to satisfying the applicable eligibility requirements.  The foregoing, however, will not be construed to require the Company to establish any such plans or to prevent the Company from modifying or terminating any such plans, and no such action or failure thereof will affect this Agreement.

5.   Expenses.  The Company will reimburse you for reasonable expenses, including travel expenses, incurred by you in connection with the business of the Company upon the presentation by you of appropriate substantiation for such expenses in accordance with the Company’s expense reimbursement policy.

6.   Restrictive Covenants.

(a)  During the Employment Term you agree:   (i) to devote your best efforts and attention to the Company’s business; and (ii) that you will not, directly or indirectly (A) operate, engage in, assist, be employed by, or have any interest in any business activity of or for the benefit of any person or entity in the Business (as such term is defined in the Purchase Agreement) other than the Company or (B) have any ownership interest in any business activity that engages in or is planning to engage in the Business, that does business with the Company, or whose ownership would otherwise create a conflict of interest, except as otherwise approved in writing by the Company, which approval the Company may in its absolute discretion withhold.

(b)  You agree that, during the Employment Term, and for a period of twelve (12) months following the termination of your employment, you will not, directly or indirectly:

(i)  (x)  solicit, seek to employ, or seek to retain the services of any person who is at that time providing services to the Company as an employee or independent contractor, or (y) persuade, induce or attempt to persuade or induce any such person to leave his/her employment or to refrain from providing services to the Company; or

(ii)  use the Company’s trade secret information including, without limitation, the identity of the Company’s candidates or prospective candidates, to (x) solicit or seek to place any temporary employee or independent contractor candidate for or on behalf of any entity engaged in or seeking to be engaged in the Business, or (y) persuade, induce or attempt to persuade or induce any such person to leave his/her temporary employment or to refrain from providing services to the Company or its customers; or

(iii)  use the Company’s trade secret information including, without limitation, the identity of the Company’s customers or prospective customers, the identities of their employees, contractors and consultants, special needs, job orders, preferences, transaction histories, contacts, characteristics, agreements and prices, to (x) solicit or seek to provide services to any customer for or on behalf of any entity engaged in or seeking to be engaged in the Business, or (y) persuade, induce or attempt to persuade or induce any such entity to alter or reduce its use of services from the Company.

(c)  You agree that, for a period of twelve (12) months after the termination of your employment, you will promptly inform the Company in writing of any employment or other business affiliations that you have with any business or business entity offering or planning to offer a service or product in competition with the Company.  Such information will include, but not be limited to:  (i) the name and address of the business or business entity with which you have such a relationship; and (ii) the general nature of your business-related activities.  To the extent requested by the Company, you agree to provide such additional information as the Company reasonably believes to be necessary for it to ascertain whether you are complying with this Agreement.  For purposes of this paragraph, a written letter or email to Company’s General Counsel shall serve as proper notice.

(d)  You agree that in the event you breach this Section 6 during the twelve (12) month period following the termination of your employment, this Agreement shall be extended automatically as follows: the duration of such extension shall equal the period of time between the date you began such violation and the date you permanently cease such violation.  An alleged breach of any other provision of this Agreement asserted by you shall not be a defense to claims arising from the Company’s enforcement of this Section 6.

(e)  Nothing in Section 6 will prohibit you from owning up to 5% or $100,000, whichever is less, of any class of equity or debt securities that are traded on a national securities exchange.

7.   Confidentiality, Non-Interference and Proprietary Information.

(a)  You acknowledge that the Company and its parents, subsidiaries, divisions and affiliates, as well as majority-owned companies of such parents, subsidiaries, divisions and affiliates, and their respective successors (hereinafter for purposes of this Section 7, collectively, the “Company”) possess certain Confidential Information which has been and will be revealed to or learned by Employee during your employment with the Company.  You acknowledge that the term “Confidential Information” includes all information that has or could have commercial value or other utility in the Company’s business or the unauthorized disclosure of which could be detrimental to the Company’s interests, whether or not such information is specifically identified as Confidential Information by the Company.

(b)  Confidential Information includes any and all information, whether or not meeting the legal definition of a trade secret, containing and/or concerning: (a) the Company’s business plans, strategic plans, forecasts, budgets, sales, projections and costs; (b) the Company’s personnel and payroll records and employee lists; (c) candidates, consultants, contractors, including lists, resumes, preferences, transaction histories and rates; (d) the Company's customers and prospective customers, including their identity, the identities of their employees, contractors and consultants, special needs, job orders, preferences, transaction histories, contacts, characteristics, agreements and prices; (e) marketing activities, plans, promotions, operations  and research and development; (f) business operations, internal organizational structure and financial affairs; (g) pricing structure; (h) proposed services and products; (i) contracts with customers; (j) Company customer history.  Confidential Information does not include information that can be shown by documented evidence to have become widely known to the public.  Notwithstanding anything to the contrary in this Agreement, however, Confidential Information includes any and all information that the Company is obligated to maintain as confidential or that the Company may receive or has received from others with any understanding, express or implied, that it will not be disclosed.

(c)  During the term of your employment with the Company and thereafter, you will not, directly or indirectly, use or disclose to anyone, or authorize disclosure or use of, any of the Confidential Information revealed to or learned by you, unless such use or disclosure is both consistent with the Company’s obligations and for the sole purpose of carrying out your duties to the Company.  You understand and agree that this restriction will continue to apply after your employment with the Company terminates, regardless of the reason for such termination.  You agree to comply with all policies and procedures of the Company for protecting Confidential Information.

(d)  You acknowledge that protecting and safeguarding Confidential Information is essential to the Company’s business.  You agree that you will not make any copies of Confidential Information, or other Company property except as expressly authorized by the Company.  You agree that upon termination of employment, you will immediately return to the Company any and all Company property and documents and other media containing Confidential Information (and all copies thereof) in your possession, custody or control.  The Company’s property includes but is not limited to any and all documents, instruments, records and databases, recorded or stored on any medium whatsoever, relating or pertaining, directly or indirectly, to the business of the Company, including without limitation any and all documents (and copies) containing or relating to the Company’s Confidential Information.  You acknowledge that this material is solely the property of the Company.

8.   Assignment of Certain Rights.  In consideration of employment and other benefits of value, you, on your behalf and on behalf of your heirs and representatives, agree to assign and transfer and hereby assign and transfer to Company, its Affiliates, successors and assigns, as applicable, all of your rights, titles and interests in and to any and all inventions, discoveries, developments, improvements, techniques, designs, data, processes, procedures, systems and all other work products, whether tangible or intangible, that you , either solely or jointly with others, have conceived, made, acquired, suggested, reduced to practice, or otherwise created during employment with Company, and which relate in any manner to any of the business, services or products, techniques, processes or procedures, products, designs, data or systems of Company and/or any of its Affiliates.  You further agree that, upon the termination of your employment for any reason, to immediately return any of the foregoing and any information or copies of information relating to any of the foregoing to Company.  You acknowledge that this Agreement does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that: (i) relate directly to the business of Company; (ii) relate to Company’s actual or demonstrably anticipated research or development; or (iii) result from any work performed by you for Company.

9.   Earlier Termination.  Your employment hereunder will terminate prior to the expiration of the Initial Term (or any renewal term, in the event of renewal) on the following terms and conditions:

(a)  This Agreement will terminate automatically on the date of your death.

(b)  The Company may terminate your employment upon notice if you are unable to perform your duties hereunder for 120 days (whether or not continuous) during any period of 180 consecutive days by reason of physical or mental disability.  The disability will be deemed to have occurred on the 120th day of your absence or lack of adequate performance.

(c)  This Agreement will terminate immediately upon the Company’s sending you written notice terminating your employment hereunder for Cause.  “Cause” means (i) an act or acts of fraud or dishonesty by you which results in the personal enrichment of you or another person or entity at the expense of the Company; (ii) your admission, confession, pleading of guilty or nolo contendere to, or conviction of (x) any felony (other than third degree vehicular infractions), or (y) of any other crime or offense involving misuse or misappropriation of money or other property; (iii) your continued material breach of any obligations under this Agreement 30 days after the Company has given you notice thereof in reasonable detail, if such breach has not been cured by you during such period; or (iv) your gross negligence or willful misconduct with respect to your duties or gross misfeasance of office.

(d)  This Agreement will terminate immediately upon (x) the Company’s sending you written notice terminating your employment hereunder without Cause, for any reason or for no reason, or (y) your delivery to the Company of a written notice of your resignation for Good Reason.  “Good Reason” means, if without your written consent, any of the following events occurs that are not cured by the Company within 30 days of written notice specifying the occurrence such Good Reason event, which notice will be given by you to the Company within 90 days after the occurrence of the Good Reason event: (i) a material diminution in your then authority, duties or responsibilities; (ii) a material diminution in your Base Salary; (iii) a relocation of your principal business location to a location more than 50 miles outside of Los Angeles, California; or (iv) any material breach of this Agreement by the Company.  Your resignation hereunder for Good Reason will not occur later than 180 days following the initial date on which the event you claim constitutes Good Reason occurred.  Upon a termination of your employment by the Company without Cause (other than due to a non-renewal of the Agreement by the Company), or your resignation for Good Reason, the Company’s sole obligation to you will be to pay or provide to you the Accrued Amounts (as defined below) and, subject to Section 9(f), to pay you continued payments of the Base Salary in accordance with the Company’s regular payroll practices for a period of 12 months following the date of termination (the “Severance Payments”); provided, that the first payment of the Severance Payment due pursuant to this sentence will be made on the 90th day after the date of termination, and will include payments that were otherwise due prior thereto.  Notwithstanding the foregoing, if you are or become eligible for severance benefits under the Company’s Executive Severance Plan (as in effect on the Effective Date, as thereafter amended, or any similar plan or arrangement adopted by the Company in replacement thereof, the “Severance Plan”) you will cease to be eligible for the Severance Payments and the Company sole obligation will be to pay you the amounts and provide you with the benefits provided in the Severance Plan subject to the terms and conditions thereof.

(e)  Except as specifically set forth in Section 9(d) above, upon termination of your employment for any reason, the Company’s obligations hereunder will cease other than to provide you with (collectively, the “Accrued Amounts”):

(i)  any unpaid Base Salary through the date of termination payable in accordance with the Company’s regular payroll practices;

(ii)  reimbursement for any unreimbursed business expenses incurred through the date of termination paid promptly in accordance with Sections 5 and 17(b)(iv);

(iii)  payment for any accrued but unused vacation and sick time in accordance with Company policy, payable immediately following the termination of the your employment; and

(iv)  all other applicable payments or benefits to which the you may be entitled under, and paid or provided in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement.

(f)  The Severance Payments will only be payable to you if within 60 days following the date of termination you execute and deliver to the Company a fully effective and irrevocable release of claims against the Company and related parties, which the Company will provide to you within 7 days following the date of termination.

10.   Representation and Warranty.  You hereby represent and warrant that the execution, delivery and performance of this Agreement by you will not conflict with or result in a violation of any agreement to which you are a party or any law, regulation or court order applicable to you.

11.   Effectiveness; Entire Agreement; Modification.  This Agreement constitutes the full and complete understanding of the parties and will, on the Effective Date, supersede all prior agreements between the parties with respect to your employment arrangements.  No representations, inducements, promises, agreements or understandings, oral or otherwise, have been made by either party to this Agreement, or anyone acting on behalf of either party, which are not set forth herein, or any others are specifically waived.  This Agreement may not be modified or amended except by an instrument in writing signed by the party against which enforcement thereof may be sought.

12.   Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

13.   Waiver of Breach.  The waiver of either party of a breach of any provision of this Agreement, which waiver must be in writing to be effective, will not operate as or be construed as a waiver of any subsequent breach.

14.   Notices.  All notices hereunder will be in writing and will be sent by express mail or by certified or registered mail, postage prepaid, return receipt requested, if to you, to your residence as listed in the Company’s records, and if to the Company to:

Cross Country Healthcare, Inc.
6551 Park of Commerce Boulevard, N.W.
Boca Raton, FL 33487
Attention: General Counsel

15.   Assignability; Binding Effect.  This Agreement is personal to you and may not be assigned by you.  This Agreement will be binding upon and inure to the benefit of you, your legal representatives, heirs and distributees, and will be binding upon and inure to the benefit of the Company, its successors and assigns.

16.   Governing Law.  All questions pertaining to the validity, construction, execution and performance of this Agreement will be construed and governed in accordance with the laws of the State of California, without regard to the conflicts or choice of law provisions thereof.

17.   Tax Matters.

(a)           WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)           SECTIONS 409A.

(i)  Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement will be interpreted in accordance with the foregoing.  In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A.

(ii)  Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on your date of termination you are deemed to be a “specified employee” within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of your employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), will be delayed and paid or provided to you in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay), on the earlier of (i) the date which is six months and one day after your separation from service (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of your death, and any remaining payments and benefits will be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(iii)  Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of your employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service” and the date of such separation from service will be the date of termination for purposes of any such payment or benefits.

(iv)  Any taxable reimbursement of costs and expenses by the Company provided for under this Agreement will be made in accordance with the Company’s applicable policy and this Agreement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.  With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (x) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (y) will not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(v)  Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period will be within the sole discretion of the Company.

(vi)  With regard to any installment payments provided for under this Agreement, each installment thereof will be deemed a separate payment for purposes of Code Section 409A.

18.   Headings.  The headings of this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

19.   Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

20.   Enforcement of Agreement.   You acknowledge and agree that the covenants contained in Sections 6 and 7 of this Agreement are necessary to protect the proprietary and related interests of the Company, and that the limitations contained in these covenants are reasonable with respect to duration and scope of activities, and do not impose a greater restraint than is necessary to protect the Confidential Information, goodwill, and other business interests of the Company.  You acknowledge and agree that any breach of Section 6 or 7 of this Agreement will cause irreparable harm to the Company, for which a remedy in the form of damages will not be adequate or otherwise ascertainable.  You therefore agree that the Company will be entitled to temporary, preliminary and permanent injunctive relief against you, without having to post bond.  This section will not limit any other legal or equitable remedies that the Company may have against you for violations of these restrictions.

21.   Review of this Agreement.  You acknowledge that you have (a) carefully read this Agreement, (b) had an opportunity to consult with independent counsel with respect to this Agreement and (c) entered into this Agreement of your own free will.

If this letter correctly sets forth our understanding, please sign the duplicate original in the space provided below and return it to the Company, whereupon this will constitute the employment agreement between you and the Company effective and for the term as stated herein.

CROSS COUNTRY HEALTHCARE, INC.

By:	/s/ William J. Grubbs, President and CEO

William J. Grubbs, President and CEO

Agreed as of the date

first above written:

/s/ Dennis Ducham

________________________
Dennis Ducham